EXHIBIT 99.1
One University Plaza, Suite 400 Hackensack, NJ 07601

FOR IMMEDIATE RELEASE

Hammersmith Hospital and World’s Leading Dialysis Provider Both Choose
Caprius’ SteriMed System on Heels of UK Regulatory Approval

HACKENSACK, N.J. – AUGUST 8, 2007 - Caprius, Inc. (OTCBB: CAPS) today announced its subsidiary, M.C.M. Environmental Technologies, Inc. (“MCM”), has received regulatory approval from the Environmental Agency in the United Kingdom to market its SteriMed systems in the UK for on-site medical waste processing.  The Environmental Agency is the leading public body for protecting and improving the environment in England and Wales.

Caprius also announced that in conjunction with this important regulatory approval, it has received orders for its SteriMed units to be deployed in the UK.  The Company will install its SteriMed systems in several renal care units which are owned or operated by the National Health Services (NHS) and Fresenius Medical Care.

The SteriMed systems for the NHS will be installed at various locations of Hammersmith Hospital, a post graduate teaching hospital in London, which is internationally known for clinical research with a reputation built on the treatment of medical conditions of the heart and kidney and is part of the Hammersmith Hospital NHS Trust. The NHS Trust provides healthcare services on a national basis within the United Kingdom. The SteriMed systems will be deployed to Hammersmith Hospital’s Acute Renal Dialysis Unit, Hammersmith Hospital High Dependency Unit, and the Charing Cross Renal Dialysis Unit. The systems to be installed in Fresenius will be deployed in the West Midlands.

Dwight Morgan, Caprius’ President and CEO stated “We are very pleased that our SteriMed systems have received regulatory approval in the United Kingdom, an important step in our goal of complying with regulatory processes throughout Europe.  The UK has historically been one of the highest cost countries for the treatment and disposal of medical waste.  With the declining value of the US dollar relative to the British Pound and increasing influence on reducing the environmental footprint of treatments such as renal dialysis, a mainstay application for the SteriMed, we look forward to increased market penetration in these overseas markets where our customers can affordably purchase or lease our equipment while reducing their costs to treat and dispose of regulated medical waste.  The receipt of orders for SteriMed by the NHS Trust and Fresenius Medical Care is an important step towards our goal of widespread implementation of SteriMed throughout the United Kingdom.”

He continued, “We are also gratified that the world’s leading provider of products and services for patients with chronic kidney failure, selected SteriMed as a cost effective, easy-to-operate, and environmentally friendly solution for regulated clinical waste in its dialysis centers in the UK.”

About Caprius
Caprius, Inc. is a manufacturer of proprietary equipment for the on-site disinfection and disposal of infectious medical waste through its subsidiary, M.C.M. Environmental Technologies, Inc. The Company’s innovative SteriMed technology simultaneously shreds and disinfects solid and liquid regulated medical waste, reducing the volume by up to 90% and rendering it harmless for disposal as ordinary waste.  The SteriMed units are economical, compact, efficient and convenient, as well as environmentally friendly. The MCM patented technology offers an alternative to hauling and incinerating medical waste. Industry analysts estimate the medical waste market to be approximately $3 billion in the US and approximately $10 billion worldwide.  More information on the Company and MCM can be found at www.caprius.com and www.mcmetech.com

Safe Harbor Statement
This press release may contain forward-looking statements that involve risks and uncertainties. These statements refer to future plans, objectives, expectations and intentions.  These statements may be identified by the use of words such as “anticipate,” “believe,” “intend,” “plan,” “expect” and other similar expressions.  The Company’s actual results could differ materially from those discussed in, or implied by, such forward-looking statements.  You should also be aware of risks and uncertainties that, in the Company’s view, could cause actual results to differ materially including changes related to regulatory and environmental approvals, manufacturing, operations, capital needs, technological advances by competitors and changes in health care reform, including reimbursement programs.

Certain information concerning economic trends and performance is based upon or derived from information provided by third-party consultants and other industry sources.  While the Company believes that such information is accurate and that the sources from which it was obtained are reliable, it cannot guarantee the accuracy of such information, as it has not independently verified the assumptions on which projections of future trends and performance are based.

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Contacts:
Beverly Tkaczenko	John G. Nesbett/Carlo Kyprios
Caprius, Inc.	Institutional Marketing Services
Tel: (201) 342-0900, ext. 307	Tel: (203) 972-9200
Email: beverlyt@caprius.com	Email: jnesbett@institutionalms.com